EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160




              SILGAN HOLDINGS ANNOUNCES RECORD FIRST QUARTER SALES;
                          RAISES 2004 EARNINGS OUTLOOK



STAMFORD, CT, April 22, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported first quarter 2004 net income of $11.1 million, or $0.60 per diluted share, as compared to first quarter 2003 net income of $4.2 million, or $0.23 per diluted share.

"The Company had a strong first quarter of 2004," said Phil Silver, Chairman and Co-CEO. "Both of our businesses performed well against our expectations, and we were particularly encouraged by the results of Silgan Closures, which was acquired on March 1, 2003 and is included in our metal containers business. The recent progress on the rationalization program at Silgan Closures, as well as its strong volume and operating improvements, in the first quarter are very gratifying," continued Silver.

Net sales for the first quarter of 2004 were a record $518.3 million, an increase of $63.9 million, or 14.1 percent, as compared to $454.4 million for the same period in 2003. This increase was the result of higher net sales in both the metal food and plastic container businesses.


                                     (more)

SILGAN HOLDINGS
April 22, 2004
Page 2


Income from operations for the first quarter of 2004 was $33.5 million, an increase of $7.5 million, or 28.8 percent, as compared to $26.0 million for the first quarter of 2003. This increase was due to higher income from operations in the metal food container business, partially offset by lower income from operations in the plastic container business, and includes a $1.0 million rationalization charge.

Interest and other debt expense for the first quarter of 2004 was $15.2 million, a decrease of $3.6 million as compared to the same period in 2003. This decrease was primarily due to a lower average interest rate as a result of the Company's refinancing of $500 million of 9% Senior Subordinated Debentures in late 2003 with lower cost 6 3/4% Senior Subordinated Notes and borrowings under its senior secured credit facility, partially offset by higher average borrowings due primarily to three acquisitions in 2003.

Metal Food Containers

Net sales of the metal food container business were $372.9 million for the first quarter of 2004, an increase of $57.5 million, or 18.2 percent, over the first quarter of 2003 due to the inclusion of net sales of Silgan Closures, as well as higher food can unit volume.

Income from operations of the metal food container business for the first quarter of 2004 was $21.1 million, an increase of $9.3 million, or 78.8 percent, as compared to $11.8 million for the same period in 2003, and operating margin increased to 5.7 percent from 3.7 percent over the same periods. These increases were principally due to the inclusion of the results of Silgan Closures and the Pacific Coast Can business; the benefits from relatively higher capital spending over the last several years, including spending on Quick Top(TM) convenience end capacity; and the effect of a more favorable absorption of fixed costs than in the first quarter of 2003 due to an inventory reduction program implemented last year. These favorable items were partially offset by higher depreciation expense, inflation in employee benefit costs and plant rationalization costs of $0.7 million related to closing the Benton Harbor, Michigan manufacturing facility and the continued rationalization of Silgan Closures' operations.


                                     (more)

SILGAN HOLDINGS
April 22, 2004
Page 3


Since the acquisition of Silgan Closures, the Company has pursued several cost savings and efficiency initiatives for the business. These include exiting the Chicago, Illinois and Queretaro, Mexico metal closure manufacturing facilities, integrating the infrastructure of the business with existing metal food container operations and consolidating certain administrative functions. In the first quarter of 2004, the Company recorded rationalization charges of $0.3 million related to these initiatives and began to realize the related benefits. In late March 2004, the Company ceased manufacturing operations in the Chicago facility.

Plastic Containers

Net sales of the plastic container business were $145.4 million in the first quarter of 2004, an increase of $6.4 million, or 4.6 percent, as compared to the first quarter of 2003. This increase was principally a result of higher average selling prices due to the pass through of increased resin costs and higher unit volume.

Income from operations of the plastic container business for the first quarter of 2004 was $13.9 million, a decrease of $1.6 million, or 10.3 percent, as compared to the first quarter of 2003. This decrease was a result of certain price concessions made last year but impacting the first quarter of 2004 in response to heightened competitive activity, higher depreciation expense, inflation in employee benefit costs and plant rationalization costs of $0.3 million, partially offset by higher unit volume. Operating margin decreased to
9.6 percent in the first quarter of 2004 from 11.2 percent for the same period in 2003 as a result of the previously discussed items, as well as the mathematical result of higher sales associated with the pass through of higher resin costs without a corresponding increase in income from operations.

Acquisitions

In March 2003, the Company acquired the remaining 65 percent equity interest in the White Cap joint venture that it did not already own from Amcor White Cap, Inc. The business now operates under the name Silgan Closures and as part of the Company's metal food container business. Prior to the acquisition, the results of the White Cap joint venture were recorded as equity in losses of affiliate.


                                     (more)

SILGAN HOLDINGS
April 22, 2004
Page 4


In April 2003, the Company acquired the metal food can manufacturing subsidiary of Pacific Coast Producers, an agricultural cooperative based in Lodi, California. Simultaneously with the purchase, the Company also entered into a ten-year supply agreement with Pacific Coast Producers covering its metal food can requirements.

In January 2003, the Company acquired substantially all of the assets of Thatcher Tubes, a privately held manufacturer and marketer of decorated plastic tubes serving primarily the personal care industry.

Results of these businesses have been included in our consolidated operating results from the date of acquisition.

Outlook for 2004

The Company increased its estimate of net income per diluted share for 2004 to a range of $3.80 to $4.10. While the Company anticipates higher sales in both businesses in 2004 as compared to 2003, much of that anticipated improvement occurred in the first quarter. Income from operations for the metal food container business is expected to improve through the benefits of productivity enhancing investments including the completion of the consolidation and integration of Silgan Closures' operations and increased sales of Quick Top(TM) convenience ends, offset in part by inflation in manufacturing costs and higher depreciation expense. Income from operations of the plastic container business is expected to increase primarily as a result of continued sales growth, productivity enhancements and the impact of plant exit costs on 2003 results, partially offset by inflation in manufacturing costs and higher depreciation expense. The Company also expects significantly lower interest expense in 2004 as a result of the refinancing in late 2003, despite an anticipated increase in interest rates.

The Company expects net income per diluted share for the second quarter of 2004 to be in the range of $0.60 to $0.80, as compared to $0.74 in the second quarter of 2003. Volume and sales of the metal food container business are not expected to match the strong levels in the second quarter of 2003, as some of the strong volume in the first quarter may balance out in the second


                                     (more)

SILGAN HOLDINGS
April 22, 2004
Page 5


quarter. Profitability of the plastic container business for the second quarter of 2004 is expected to be comparable with the first quarter, and below the level of the second quarter of 2003. Interest expense in the second quarter of 2004 is expected to increase from the first quarter of 2004 but be well below the second quarter of 2003.

The Company also reiterated that, in the absence of compelling acquisitions, it anticipates a $200 to $300 million reduction in debt over the next three years, of which at least $75 million is expected in 2004.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2004 at 11:00 a.m. eastern time on April 22, 2004. The toll free number for domestic callers is (888) 482-0024, and the number for international callers is (617) 801-9702. The pass code is 59380953. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on April 30, 2004. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 41157466.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.3 billion in 2003. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting


                                     (more)

SILGAN HOLDINGS
April 22, 2004
Page 6


the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *


















                                     (more)

                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                         For the quarter ended March 31,
                 (Dollars in millions, except per share amounts)


                                                               First Quarter
                                                               -------------
                                                             2004       2003
                                                             ----       ----

Net sales ..............................................    $518.3     $454.4

Cost of goods sold .....................................     456.1      404.8
                                                            ------     ------
     Gross profit ......................................      62.2       49.6

Selling, general and administrative expenses ...........      27.7       23.6

Rationalization charges ................................       1.0        --
                                                            ------     ------
     Income from operations ............................      33.5       26.0

Interest and other debt expense ........................      15.2       18.8
                                                            ------     ------
     Income before income taxes and equity in
         losses of affiliate ...........................      18.3        7.2

Provision for income taxes .............................       7.2        2.7
                                                            ------     ------
     Income before equity in losses of affiliate .......      11.1        4.5

Equity in losses of affiliate, net of income taxes .....       --        (0.3)
                                                            ------     ------
     Net income ........................................    $ 11.1      $ 4.2
                                                            ======     ======

Earnings per share:
     Basic net income per share ........................     $0.61      $0.23
     Diluted net income per share ......................     $0.60      $0.23

Weighted average shares (000's):
     Basic .............................................    18,308     18,235
     Diluted ...........................................    18,568     18,343

                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                         For the quarter ended March 31,
                              (Dollars in millions)


                                                            First Quarter
                                                            -------------
                                                          2004          2003
                                                          ----          ----
Net sales:
     Metal food containers .....................         $372.9        $315.4
     Plastic containers ........................          145.4         139.0
                                                         ------        ------
         Consolidated ..........................         $518.3        $454.4
                                                         ======        ======

Income from operations:
     Metal food containers (a) .................         $ 21.1        $ 11.8
     Plastic containers (b) ....................           13.9          15.5
     Corporate .................................           (1.5)         (1.3)
                                                         ------        ------
         Consolidated ..........................         $ 33.5        $ 26.0
                                                         ======        ======



                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                    March 31,
                              (Dollars in millions)


                                                           2004        2003
                                                           ----        ----
Assets:
   Cash ............................................     $   18.5    $   31.2
   Current assets ..................................        600.3       556.5
   Property, plant and equipment, net ..............        812.5       830.4
   Non-current assets ..............................        258.4       252.6
                                                         --------    --------
     Total assets ..................................     $1,689.7    $1,670.7
                                                         ========    ========

Liabilities and stockholders' equity:
   Current liabilities, excluding debt .............     $  257.6    $  244.5
   Current and long-term debt ......................      1,142.1     1,185.1
   Long-term liabilities ...........................        158.3       170.9
   Stockholders' equity ............................        131.7        70.2
                                                         --------    --------
     Total liabilities and stockholders' equity ....     $1,689.7    $1,670.7
                                                         ========    ========


(a) Includes rationalization charges of $0.7 million in 2004.
(b) Includes rationalization charges of $0.3 million in 2004.